Exhibit 4.3

Amendment N°2 to the facility agreement which can be utilized by the issue of letters of credit and participations dated December 26, 2002 (the “Contract”).

     entered into by and between :

–	SCOR

–	BNP PARIBAS

–	CREDIT INDUSTRIEL ET COMMERCIAL

–	NATEXIS BANQUES POPULAIRES

–	CREDIT AGRICOLE INDOSUEZ

–	WESTLB AG

–	CDC FINANCES – CDC IXIS

–	COMMERZBANK Aktiengesellschaft

–	CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE PARIS ET D’ILE DE FRANCE

–	CREDIT LYONNAIS

Amendment N°2 purports to modify the Contract, as the latter has been amended by Amendment N°1, dated April 17, 2003.

The Contract has made available for SCOR a line of credit of a maximum amount, in principal, of USD 900,00,000 which can be utilized by (i) the issue of standby letters of credit (“SBLC”) and by (ii) the taking, by the Participating Banks, of a share in the risk and cash flow in the existing letters of credit or the counter-guaranties relating thereto.

Commerzbank has, by a letter dated September 16, 2003, notified BNP Paribas (the “Issuing Bank”) of its decision to withdraw from the Contract.

Pursuant to Amendment N°2, the facility granted by the Contract consists of a maximum amount, in principal, of USD 842,000,000, which shall be definitively reduced, at the date and under the condition precedent that, the contribution in kind/partial business transfer of SCOR’s life activities sector (the “Contribution”) comes into effect, to USD 822,000,000 (apart from the reduction of this amount that will result from the issue of SBLC and/or the Participating Banks’ sharing in the risk and cash flow mentioned above).

The « Participating Banks » and their respective stakes are as follows :

a.	New Annex 1 bis to the Contract

1.	Undertakings of the Participating Banks until December 31, 2003 inclusive in case the Contribution has not been made on or before the said date.

Participating Banks	Undertakings in USD
BNP Paribas	USD 182,714,000
CIC	USD 182,714,000
CAI	USD 143,140,000
Natexis Banques Populaires	USD 81,674,000
CDC Finances – CDC Ixis	USD 53,888,000
Commerzbank	USD 53,888,000
CRCAM	USD 36,206,000
West LB	USD 71,570,000
Crédit Lyonnais	USD 36,206,000
Total	USD 842,000,000

2.	Undertakings of the Participating Banks as from the date of entry into effect of the Contribution if such date occurs on or before December 31, 2003

Participating Banks	Undertakings in USD
BNP Paribas	USD 178,374,000
CIC	USD 178,374,000
CAI	USD 139,740,000
Natexis Banques Populaires	USD 79,734,000
CDC Finances – CDC Ixis	USD 52,608,000
Commerzbank	USD 52,608,000
CRCAM	USD 35,346,000
West LB	USD 69,870,000
Crédit Lyonnais	USD 35,346,000
Total	USD 822,000,000

b New Annex 1 ter to the Contract: as from January 1st, 2004 :

1.	Undertakings of the Participating Banks until the date of entry into effect of the Contribution and subsequent to March 31, 2004 in case the Contribution would not have been effected at the said date at the latest.

Participating Banks	Undertakings in USD
BNP Paribas	USD 195,207,259.20
CIC	USD 195,207,259.20
CAI	USD 152,927,323.80
Natexis Banques Populaires	USD 87,258,565.00
CDC Finances – CDC Ixis	USD 57,572,592.00
CRCAM	USD 38,681,648.40
West LB	USD 76,463,704.00
Crédit Lyonnais	USD 38,681,648.40
Total	USD 842,000,000.00

2.	Undertakings of the Participating Banks as from the date of entry into effect of the Contribution

Participating Banks	Undertakings in USD
BNP Paribas	USD 190,570,507.20
CIC	USD 190,570,507.20
CAI	USD 149,294,845.80
Natexis Banques Populaires	USD 85,185,915
CDC Finances – CDC Ixis	USD 56,205,072
CRCAM	USD 37,762,844.40
West LB	USD 74,647,464
Crédit Lyonnais	USD 37,762,844.40
Total	USD 822,000,000.00

3.	Percentage of the Participating Banks’ undertakings :

Participating Banks	Undertakings in USD
BNP Paribas	23.18376%
CIC	23.18376%
CAI	18.16239%
Natexis Banques Populaires	10.36325%
CDC Finances – CDC Ixis	6.83760%
CRCAM	4.59402%
West LB	9.08120%
Crédit Lyonnais	4.59402%
Total	100%

Amendment N°2 has also specified that the facility’s maximum amount will be definitively reduced to USD 732,000,000 after all the SBLC VIE have been replaced by SBLC SCOR VIE (as these have been defined in Amendment N°2) and after they have been the subject of irrevocable and definitive releases.

As a result of the above split over time, the facility provided by the Contract may be utilized from January 1st, 2003 until December 31, 2003 and from January 1st, 2004 until December 31st, 2004.

Amendment N°2 has modified a few of the Contract’s defined terms, and inserted some new defined terms therein.

The definition of « Sûretés » (security/collateral) has been amended in order to include new share pledges (“nantissements”, “gages”) and personal collateral undertakings (“cautionnements”), namely the “Nantissements Parts SCI IMMOSCOR”, the “Nantissement SCOR VIE”, the “Cautionnement SCOR VIE”, and the “Gage OAT SCOR VIE”.

The « Cautionnement SCOR » and the « Cautionnement SCOR VIE » have been delivered as security respectively for:

–	the payment of all sums deriving from the Contract up to € 116,000,000;

–	the payment of any sums deriving from the SBLC VIE obligations up to € 87,876,487.

Contribution (contribution in kind/partial business transfer of SCOR’s life activities sector): such contribution, as contemplated by Amendment N°2 is meant to be made in accordance with the provisions of article L.236-22 of the French Code of Commerce, by SCOR to SCOR VIE, and related to the individuals’ reinsurance activities of SCOR in France and abroad.

The date of entry into effect of the Contribution has been defined as the date on which the last shareholders’ meeting of SCOR VIE whereby the Contribution is approved, which has to take place on March 31, 2004, at the latest.

A new share capital increase (the « Capital Increase ») of a minimum amount of € 600,000,000 is also mentioned, which has been announced by SCOR on November 6, 2003, and which should take place after the entry of Amendment N°2.

Modification of Article 2.1 of the Contract (Amount, purpose, utilization and utilization currency):

The amount that the Issuing Bank and the Participating Banks have made available for SCOR is now a maximum amount of USD 842,000,000, which shall be definitively reduced, (x) at the date when the Contribution comes into effect, to USD 822,000,000 and (y) each time a SBLC VIE is replaced.

If the Contribution has not been effected on March 31, 2004 at the latest or if SCOR has notified, before this date, the Issuing Bank of its decision, or that of SCOR VIE, to waive the Contribution, the maximum amount of the facility will be maintained at USD 842,000,000.

As from November 30, 2003, in case the Contribution has not been effected on or before this date and until March 31, 2004, SCOR will not be able to make any utilization whose effect would be to raise the facility’s outstanding discounted bills (“Encours”) to an amount that is above USD 822,000,000. As from March 31, 2004, in case the Contribution has not been effected on or before this date, the facility’s outstanding discounted bills will not, at any moment, exceed the amount of USD 842,000,000.

A new commitment on the part of SCOR has been added, whereby SCOR undertook to pay the Issuing Bank a commission at the rate of 0.2%, net of any tax, of the amount of the Global Commitment (as such term is defined in the Contract) as at January 1st, 2004.

A few conditions precedent, consisting mainly of new collateral to be provided, have been inserted by Amendment N°2 in order to condition the utilization of the facility provided by the Contract.

Some information obligations have also been added to the ones existing under the Contract to the effect of informing the Issuing Bank of any sale or transfer of title effected by SCOR or any of its “pledged” subsidiaries (as defined in the Contract) relating to any of the assets listed in Article 10.6.(c)(i) of the Contract and (ii) of any sale or transfer of title effected by a “pledged” subsidiary to another pledged subsidiary or to SCOR of any asset for a per item amount above € 30,000,000, except as regards certain previous sales of assets that have been specifically referred to in Amendment No.2. The Issuing Bank should also be immediately informed of the occurrence of the Capital Increase.

The remittance of certain legal opinion letters relating to the Contribution has also been provided for in Amendment N°2.

Amendment N°2 also provides for the constitution of a few securities/collateral:

–	Constitution of a French Government OAT Bonds pledge (« Gage OAT 100% »).

–	In case of a sale of SCOR VIE’s shares and of the sale of the Main Building (« Immeuble Principal »), SCOR has to constitute, in accordance with the provisions of Article 10.2.h and Article 10.2.n of the Contract, the “Gage OAT Immeuble Principal” French Government OAT Bonds pledge and the “Gage OAT Cession SCOR VIE” French Government OAT Bonds pledge;

–	A few other securities/collateral have been released;

–	Constitution of the « Cautionnement SCOR VIE », the « Gage OAT SCOR VIE », the « Nantissement SCOR VIE », and the « Cautionnement SCOR »;

–	The amounts of the securities pledges (« Gages OAT de Comptes d’Instruments Financiers ») and mortgages (« Hypothèques ») that are to be constituted on December 31, 2003 at the latest have been specified in percentages of the Global Commitment (“Engagement Global de Référence”) and of the outstanding discounted bills (« Encours de Référénce”) depending on the dates (on or before December 31, 2003) and the different contemplated occurrences (Contribution, Capital Increase...);

–	The amounts of the securities pledges (« Gages OAT de Comptes d’Instruments Financiers ») that are to be constituted on March 31, 2004 at the latest or as from the Capital Increase, if such Capital Increase occurs before March 31, 2004, have been specified: (i) they have to be maintained at an aggregate level equal to 105% of the outstanding discounted bills (« Encours de Référénce”), and (ii) in case the Capital Increase occurs before March 31, 2004, they have to be maintained at an aggregate level equal to 105% of the outstanding discounted bills (« Encours de Référénce”) at the said date.

–	(i) The amounts of the securities pledges (« Gages OAT de Comptes d’Instruments Financiers ») cannot, at any moment, exceed 105% of the outstanding discounted bills (« Encours de Référénce”) and (ii) the following collateral/securities will be released : « Nantissements », « Nantissement SCOR VIE » and mortgages (« Hypothèques ») at the date an aggregate amount of securities pledges (« Gages OAT de Comptes d’Instruments Financiers ») equal to 105% of the outstanding discounted bills (« Encours de Référénce”) is constituted, under the express conditions of the absence of occurrence of an Event of Default

Several undertakings to constitute several pledges of financial instruments have been inserted by Amendment No.2. These pledges are to be constituted respectively:

–	at the date Amendment No.2 is entered;

–	on 30 November 2003, at the latest;

–	on 31 March 2003, at the latest;

–	upon the occurrence of the share capital increase, if the latter occurs before 31 March 2004.

The collateral/securities that were in existence at the date Amendment N°2 has been entered into have been amended and reiterated.

In case, for any reason whatsoever, the Contribution is cancelled, which entails the restitution to SCOR of the French Government OAT Bonds (« OAT ») that were contributed to SCOR VIE pursuant to Article 10.2.k(i) of the Contract, a security pledge (« Gage de Compte d’Instruments Financiers ») shall be constituted by SCOR for a euro amount corresponding to USD 115,500,000, at the date the said OATs are effectively restituted, as a collateral to any sums accrued pursuant to the “Cautionnement SCOR”.

Amendment of Article 10.6 of the Contract (sale of assets)

The parties to the amendment have agreed that the Issuing Bank shall be giving its written consent to the sales and transfers of title of the SCOR VIE shares held by SCOR, and the sale of the building located 7, Place du Commerce – 75015 Paris, under the conditions that (x) these sales and transfers are made for a price payable in cash and that (y) such price corresponds to the market value of the considered assets at the date of the sale or transfer they were the subject of and that (z) security pledges (“Gages de Comptes d’Instruments Financiers”) are constituted, which are described in Article 10.2.n of the Contract.

By exception, a few transactions may be effected without the consent of the Issuing Bank and the Participating Banks. These transactions have been specified in Amendment N°2.

Article 10.21 of the Contract has been amended in order to grant a conditional release of the SBLC VIE, in order to allow the issue of the SBLC SCOR VIE in replacement of the foregoing SBLC.

As from November 30, 2003, in case the Contribution has not been made on this date, the amount of the facility outstanding discounted bills (“Encours du Crédit”) shall be reduced to a maximum amount of US 822,000,000.

In case the Contribution has been made, the facility outstanding discounted bills (“Encours du Crédit”) shall be reduced to a maximum amount of US 822,000,000 shall be reduced on the date of entry into effect of the Contribution.

To that effect, SCOR has committed to obtain a definitive and irrevocable release of the « SCOR LIFE U.S. RE INSURANCE COMPANY » letter of credit originally issued for an amount of USD 70,000,000 and increased to an amount of USD 110,000,000 or of any other SBLC other than the SBLC VIE.

Consolidated net worth of SCOR

Amendment N°2 provides that, as from December 31, 2003 at the latest, SCOR has to maintain a consolidated net worth equal at least to € 1,000,000,000.

Events of Default

–	Absence of payment by SCOR VIE of any accrued sums under the “Cautionnement SCOR VIE” ;

–	Absence of payment by SCOR of any accrued sums under the “Cautionnement SCOR” ;

–	Breach of covenants ;

–	Breach by SCOR VIE of any of its obligations au under the “Cautionnement SCOR VIE” and/or the “Gage OAT SCOR VIE” ;

–	Material inaccuracy in any representation or warranty of SCOR VIE in connection with the « Cautionnement SCOR VIE » and/or the « Gage OAT SCOR VIE » or in any certificate, report remitted pursuant to the “Cautionnement SCOR VIE” and/or “Gage OAT SCOR VIE” ;

–	Material inaccuracy in any representation or warranty of SCOR in connection with the « Cautionnement SCOR »;

–	Cross-default under the SCOR VIE contract and the contract relating to a facility of € 100,000,000 ;

–	The occurrence of an early reimbursement event (i) in connection with the SCOR VIE contract until the date when SCOR sells to an entity outside the Group at least one third of the share capital and the voting rights of SCOR VIE and (ii) in connection with the contract relating to a facility of € 100,000,000;

–	The Contract’s cross-default provisions have also been updated in order to reflect the same.

Amendments to Article 16 of the Contract relating to the order of priority for the release of the following outstanding collateral/securities:

–	Gage OAT Complémentaire,

–	Gage OAT Immeubles,

–	Gage OAT Cession SCOR VIE,

–	Gage OAT Immeuble Principal,

–	Gage OAT 100%,

–	Gage OAT Contre Valeur USD 19,500,000,

–	Gage OAT Immeuble du Commerce,

–	Gage OAT Immeuble Cardinet,

–	Gage OAT exchange value USD 99,750,000,

–	Gage OAT exchange value USD 105,000,000,

–	Gage OAT exchange value USD 315,000,000.

Absence of an Event of Default: The entry into of Amendment N°2 is subject to the condition precedent that no Event of Default has occurred.

SCOR has reiterated in Amendment N°2 its representations and warranties contained in Article 9 of the Contract.

The breach of SCOR’s obligations under Amendment N°2 shall constitute an Event of Default pursuant to Article 11 of the Contract.

All of the existing obligations of the SCOR towards the Issuing Bank and Participating Banks have been reiterated and confirmed.